Exhibit (a)(1)(T)
ELECTION FORM
LAM RESEARCH CORPORATION
ELECTION FORM
OFFER TO AMEND CERTAIN OUTSTANDING OPTIONS,
DATED APRIL 3, 2008
THE OFFER EXPIRES AT 11:59 P.M., EASTERN DAYLIGHT TIME, ON THURSDAY, MAY 1, 2008,
UNLESS THE OFFER IS EXTENDED

Name:

[Employee Number:	]

Address:

Before completing and signing this election form, Lam Research Corporation (the “Company”) strongly encourages you to make sure you have received, read and understood the documents made available to you in connection with the Company’s offer to amend certain outstanding options (the “Offer”), including: (1) the Offer to Amend Certain Outstanding Options, dated April 3, 2008 (as may be amended, the “Offer to Amend”); (2) the Announcement of Offer to Amend, dated April 3, 2008; and (3) the Instructions to this election form. The Offer is subject to the terms of these documents as they may be amended from time to time.
The Offer is a one-time voluntary opportunity for Eligible Option holders to elect to: (1) have certain outstanding stock options amended to increase their exercise price and (2) receive a cash payment with respect to the amendment of such options. The Offer is described in more detail in the Offer to Amend. The Offer expires on Thursday, May 1, 2008 at 11:59 p.m., Eastern Daylight Time, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS ELECTION FORM.
If you choose to accept this Offer with respect to any of your Eligible Options, you must accept this Offer with respect to all of your Eligible Options. If you have previously exercised a portion of an Eligible Option, your election will apply only to the portion of such option that remains outstanding and unexercised on the expiration date. Vesting of any amended options on any date is subject to your continued employment with the Company through each relevant vesting date.
You may withdraw your election as to your Eligible Options by submitting a new properly completed and signed election form before the expiration date.
If you would like to accept the Offer, please indicate your election by checking the appropriate box below and completing and signing this election form. Please be sure to follow the Instructions, which are attached. YOUR PARTICIPATION IN THE OFFER IS COMPLETELY VOLUNTARY.
Indicate your decision to tender your Eligible Options identified below for amendment by checking the “Elect to Tender All Eligible Options” box. If you do not want to tender your Eligible Options for amendment, check the “Elect NOT to Tender Any Options” box. If you do not clearly mark the “Elect to Tender All Options” box, your election with respect to all options will default to “Elect NOT to Tender Any Options.” In that event, your Eligible Options will not be amended and you will not become entitled to the cash payment payable with respect to your Eligible Options. In addition, you will be solely responsible for the adverse tax consequences with respect to your options and any taxes, interest or penalties incurred under IRC Section 409A and, as applicable, similar provisions of state law. You must elect to tender all or none of your Eligible Options.

Please check the appropriate box:

☐ Elect to Tender All Eligible Options	☐ Elect NOT to Tender Any Eligible Options

Number of Option
				Shares Eligible For		Fair Market Value
		Exercise Price Per	Total Number of	Tender Offer		of Stock on Revised	Cash Payment Per
Original Grant Date	Option Number	Share	Exercisable Shares	Amendment	Revised Grant Date	Grant Date	Share	Total Cash Payment

If you elect to tender all of your Eligible Options, the Eligible Options for which this Offer is accepted will be amended on the next business day following the expiration date, which is expected to be Thursday, May 1, 2008 at 11:59 p.m., Eastern Daylight Time, unless the Offer is extended.

Employee Signature	Date

INSTRUCTIONS TO ELECTION FORM
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1. Delivery of Election Form. A properly completed and signed copy of this paper election form must be received by Lam Research Corporation (“Lam Research”) via mail or overnight courier to: Lam Research Corporation, c/o Lam Tender Offer, 4650 Cushing Parkway, Fremont, CA 94538, or by fax to (510) 572-4442 before 11:59 p.m., Eastern Daylight Time, on Thursday, May 1, 2008. Only paper election forms that are completed, submitted, and actually received by us by mail, overnight courier, or fax, in accordance with the instructions above and by the deadline will be accepted. Election forms submitted by any other means or that are received after the deadline will not be accepted. The delivery of your election form is at your risk. If we extend the Offer, you must submit your election form before any extended expiration date of the Offer.
In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form by e-mail to your Lam Research Corporation email address within two business days. If you have not received an e-mail confirmation that we have received your election form, we recommend that you confirm that we have received it. If you need to confirm receipt, please contact the Lam Research Tender Offer Call Center at (415) 498-5018 or Lam409A@lamresearch.com. Lam Research recommends you keep a copy of any election form that you submit and proof of transmittal in case you are asked to provide evidence of timely submission.
Our receipt of your election form is not by itself an acceptance of your election. For purposes of this Offer, we will be deemed to have accepted your election form and the options with respect to which a proper election has been made and is not properly withdrawn as of the time when we give written or electronic notice to the option holders generally of our acceptance of elections.
2. Withdrawal or Change of Elections. You may withdraw or change your election with respect to your Eligible Options at any time before the deadline of 11:59 p.m., Eastern Daylight Time, on Thursday, May 1, 2008 unless the Offer is extended. If the Offer is extended beyond that time, you may change your election at any time until the extended expiration of the Offer. In addition, if Lam Research does not accept your tendered options by May 29, 2008, you may revoke your election at any time thereafter until your Eligible Options have been accepted for amendment. To validly withdraw or change your election, you may submit a new election form by mail, overnight courier, or fax so that it is received before the Offer expires. You may change your previously submitted elections as many times as you would like prior to the expiration of the Offer. You should keep a copy of any election form you submit for your records.
Lam Research will not accept any alternative, conditional or contingent tenders. All persons tendering Eligible Options will, by completing and executing the Election Form, waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer to Amend.
3. Tenders. If you decide to accept this Offer with respect to any of your Eligible Options, you must tender all of your Eligible Options for amendment. You may not tender only some, but not all, of your Eligible Options and retain the balance. If you intend to accept the Offer with respect to your Eligible Options, you must check the applicable box on the cover page of this election form. You must submit this form by following the procedures described in Instruction 1.
4. Signatures on This Election Form. You must sign and date this election form.
5. Requests for Assistance or Additional Copies. Any requests for assistance, as well as requests for additional copies of the Offer to Amend, this election form, or any other document referred to in this election form, may be directed to the Lam Research Tender Offer Call Center at (415) 498-5018 or Lam409A@lamresearch.com. Copies will be furnished promptly at no charge to you.
6. Irregularities. Lam Research will determine, at its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any elections or Eligible Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any Eligible Options with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all Eligible Options with respect to which proper elections are made that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and Eligible Options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. Unless waived, any defects or irregularities in connection with the tender of an Eligible Option must be cured within such time as Lam Research shall determine. If the table listing Eligible Options in this election form includes options that are not eligible for the Offer, Lam Research will not accept those options for amendment, but Lam Research does intend to accept for amendment any properly tendered Eligible Option set forth in that table.
7. Important Tax Information. You should refer to Section 15 of the Offer to Amend, which contains a discussion of the material U.S. federal tax information concerning the Offer. You are encouraged to consult with your personal tax advisor to discuss the tax consequences of your participating in the Offer.
8. Copies. You should make a copy of the election form, after you have completed, signed and dated it, and retain the copy for your records.
IMPORTANT: THE COMPLETED AND SIGNED ELECTION FORM MUST BE RECEIVED BY LAM RESEARCH CORPORATION BY 11:59 P.M. EASTERN DAYLIGHT TIME ON THE EXPIRATION DATE.

4